EXHIBIT 5.1




                                                March 08, 2001



Wholesale Auto Receivables Corporation
200 Renaissance Center, 12th Floor
Detroit, Michigan 48265

         Re:  Wholesale Auto Receivables Corporation
              Registration Statement on Form S-3

     We have acted as special counsel to Wholesale Auto Receivables Corporation, a Delaware corporation (the "Company"), in connection with the above-mentioned Registration Statement on Form S-3 filed with the Securities and Exchange Commission (together with the exhibits and amendments thereto, as well as the Company's previous Registration Statement No. 333-10524, the "Registration Statement") for the purpose of registering, pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Act"), asset backed term notes (the "Registered Notes") to be sold from time to time in one or more series in amounts to be determined at the time of sale and to be set forth in one or more supplements (each, a "prospectus supplement") to the prospectus (the "prospectus") included in the Registration Statement.

     As described in the Registration Statement, the Registered Notes of each series will be issued by an owner trust to be formed with respect to such series (an "Owner Trust"). Each Owner Trust will be a Delaware business trust to be formed by the Company pursuant to a trust agreement (a "Trust Agreement") between the Company and an Owner Trustee. For each Owner Trust, the Registered Notes will be issued pursuant to an Indenture (each, an "Indenture") between the Owner Trust and an Indenture Trustee.

     In arriving at the opinions expressed below, among other things, we have examined and, to the extent we deem proper, relied on (i) the Registration Statement, (ii) the form of Indenture, (iii) the form of Trust Agreement (including the form of certificate of trust to be filed pursuant to the Delaware Business Trust Act included as an exhibit thereto (a "Trust Certificate"), (iv) the form of Pooling and Servicing Agreement between General Motors Acceptance Corporation and the Company, (v) the form of trust sale and servicing agreement (the "Trust Sale and Servicing Agreement") by and among the Company, General Motors Acceptance Corporation, as Servicer, and an Owner Trust, (vi) the form of Officer's Issuance Certificate of the Company (the Registration Statement, the Indenture, the Trust Agreement, the Pooling and Servicing Agreement, the Trust Sale and Servicing Agreement and the Officers Issuance Certificate, collectively, the "Operative Documents") and (vii) the form of Underwriting Agreement to be executed by the Company and the representatives of the several underwriters (the "Underwriters") to be parties thereto (the "Underwriting Agreement"), in each case, as filed with or incorporated by reference into the Registration Statement.

     Subject to the assumptions, qualifications, and limitations identified in this letter, and assuming the aforementioned documents are duly executed and delivered in substantially the form we have examined, we hereby advise you that in our opinion, after the Requisite Preliminary Actions identified below have been taken with respect to a series of Registered Notes, the Registered Notes will have been legally issued, will be entitled to the benefits of the Indenture and will be binding obligations of the applicable Owner Trust.

     The term "Requisite Preliminary Actions" means: (i) the Registration Statement becomes effective pursuant to the provisions of the Act, as amended,
(ii) the amount, price, interest rate or pass through rate and other principal terms with respect to each series of Registered Notes, the Operative Documents relating thereto have each been duly completed, executed and delivered by the parties thereto substantially in the form we have examined, duly reflecting the terms established as described above, (iv) with respect to each series of Registered Notes, the Trust Certificate for the related Owner Trust has been duly executed by the Owner Trustee and timely filed with the Secretary of State of the State of Delaware, (v) with respect to each series of Registered Notes, the related Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (vi) with respect to each series of Registered Notes, such Registered Notes have been duly issued by the Trust and authenticated by the Owner Trustee or the Indenture Trustee, as applicable, all in accordance with the terms and conditions of the related Operative Documents and sold by the Company in the manner described in the Registration Statement.

     The opinion in this letter that the Registered Notes will be binding obligations of the applicable Owner Trust (the "enforceability opinion") is subject to: (i) the effect of bankruptcy, insolvency, fraudulent conveyance and other similar laws and judicially developed doctrines in this area such as substantive consolidation and equitable subordination; (ii) the effect of general principles of equity; and (iii) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations.
"General principles of equity" include but are not limited to: principles limiting the availability of specific performance and injunctive relief; principles which limit the availability of a remedy under certain circumstances where another remedy has been elected; principles requiring reasonableness, good faith and fair dealing in the performance and enforcement of an agreement by the party seeking enforcement; principles which may permit a party to cure a material failure to perform its obligations; and principles affording equitable defenses such as waiver, laches and estoppel. It is possible that terms in a particular contract covered by our enforceability opinion may not prove enforceable for reasons other than those explicitly cited in this letter should an actual enforcement action be brought, but (subject to all the exceptions, qualifications, exclusions and other limitations contained in this letter) such unenforceability would not in our opinion prevent the party entitled to enforce that contract from realizing the principal benefits purported to be provided to that party by the terms in that contract which are covered by our enforceability opinion.

     Our advice on every legal issue addressed in this letter is based exclusively on the internal laws of the States of New York and Illinois. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. For purposes of our opinions we have assumed without independent investigation that factual information supplied to us for purposes of our opinions is complete and accurate.

     We  consent  to the  filing of both this  letter  and the  letter  filed as
Exhibit 8.1 of the Registration Statement as exhibits to the Registration Statement and to the reference to this firm under the captions titled "Summary of Terms--Tax Status," "Risk Factors," "Federal Income Tax Consequences--Tax
Characterization and Treatment of Term Notes" and "Legal Opinions" in the prospectus and "Summary--Tax Status" and "Federal Income Tax Consequences" in the prospectus supplement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                                Very truly yours,

                                                 /s/ KIRKLAND & ELLIS
                                                 ---------------------
                                                     Kirkland & Ellis